Exhibit 99.1
[Department of the Treasury letterhead]
American International Group, Inc.
70 Pine Street
New York, New York 10270
Attention: Harvey Golub, Chairman of the Board of Directors
April 1, 2010
Dear Mr. Golub:
Attached please find our Consent to the Appointment of Additional Directors of American International Group, Inc.
Very truly yours,

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ Herbert M. Allison, Jr.
	Name:	Herbert M. Allison, Jr.
	Title:	Assistant Secretary for Financial Stability

CONSENT OF THE UNITED STATES DEPARTMENT OF THE TREASURY
FOR THE APPOINTMENT OF ADDITIONAL DIRECTORS OF
AMERICAN INTERNATIONAL GROUP, INC.
APRIL 1, 2010
     Reference is made to the American International Group, Inc. (“AIG”) Certificates of Designations, each dated as of April 17, 2009, for the Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock and the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock (together, the “Preferred Stock”). Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Certificates of Designations for the Preferred Stock.
     As a result of AIG’s non-payment of dividends on its Preferred Stock, holders of the Preferred Stock currently have the right to elect new individuals to AIG’s Board of Directors as Preferred Directors. The undersigned, being the sole holder of all of the issued and outstanding shares of the Preferred Stock, hereby consents, pursuant to Section 7(b) of the Certificates of Designations for the Preferred Stock and Section 1.11 of AIG’s By-laws, to the appointment of the following individuals as Preferred Directors:
•	Ronald A. Rittenmeyer 2205 Plantation Lane Plano, TX 75093; and

•	Donald H. Layton 135 East 57th St. 31st Floor NY, NY 10022.
     The term of these Preferred Directors will extend until the earlier of (i) AIG’s next annual meeting of shareholders (or special meeting called for that purpose), (ii) the removal of such directors as provided for in the Certificates of Designations for the Preferred Stock or (iii) dividends payable on the Preferred Stock have been declared and paid in full for four consecutive quarterly Dividend Periods. Each of the Preferred Directors has consented to serve as a director of AIG.
     The action taken by this consent shall have the same force and effect as if taken at a meeting of shareholders of AIG, duly called and constituted pursuant to the General Corporation Law of the State of Delaware. The action taken by this consent shall have immediate effect on the date of this consent set forth above and the individuals identified above will begin to serve as Preferred Directors (as defined in the Certificates of Designations for the Preferred Stock) on such date.

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ Herbert M. Allison, Jr.
	Name:	Herbert M. Allison, Jr.
	Title:	Assistant Secretary for Financial Stability

Acknowledged and Agreed to:

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Harvey Golub
	Name:	Harvey Golub
	Title:	Chairman of the Board